Exhibit 99.1

Press Release

November 7, 2012	Contact Information:

For Immediate Release	Mark Peterson
Senior Vice President and Chief Financial Officer
414.643.3739
Rexnord Corporation Reports Second Quarter Results for Fiscal 2013
Call scheduled for Thursday, November 8, 2012 at 10:00 a.m. Eastern Time
Quarterly report on Form 10-Q to be filed on or before November 13, 2012

MILWAUKEE, WI - November 7, 2012 NYSE:RXN
Consolidated Highlights

•	Net sales increased 11% from the prior year second quarter to $500 million (+2% core sales, +11% acquisitions/divestitures, -2% foreign currency translation).

•	Adjusted net income increased 50% from the prior year to $24 million; reported net income from continuing operations increased to $20 million compared to $4 million in the prior year.

•	Adjusted EBITDA increased 11% from the prior year to $101 million or 20.1% of net sales.

•	Adjusted earnings per share was $0.24; reported diluted earnings per share was $0.19.

•	Total liquidity was $759 million ($440 million of cash plus $319 million of available borrowings).
Todd A. Adams, President and Chief Executive Officer, commented, "We delivered solid second quarter financial results consistent with what we had expected, as core sales growth of 2% and solid execution drove an 11% increase in Adjusted EBITDA. In Process & Motion Control, we posted 3% core growth while delivering a record second quarter Adjusted EBITDA margin of 25.1% as strong execution and targeted growth programs offset a generally slow macro environment. In Water Management, overall sales growth was 38% and core growth progressed to flat compared to the prior year as our growth initiatives coupled with the VAG acquisition are delivering the traction we anticipated, setting up a solid second half for our Water Management platform. We are reaffirming our full year guidance of $2,020 million to $2,060 million of net sales and $412 million to $425 million of Adjusted EBITDA.”

Second Quarter Fiscal 2013 Segment Highlights
Process & Motion Control
Process & Motion Control ("PMC") net sales in the second quarter of fiscal 2013 were $309 million compared to $310 million in the second quarter fiscal 2012. Core sales increased 3% from the prior year second quarter driven by growth in aerospace, energy and food and beverage end-markets. Core sales growth was offset by the unfavorable impact of foreign currency fluctuations and a fiscal 2012 second quarter divestiture.
PMC Adjusted EBITDA in the second quarter was $78 million and Adjusted EBITDA as a percentage of sales increased 140 basis points from the prior year period to 25.1% of sales. Our Adjusted EBITDA margin increase was driven by productivity gains and efficiencies as well as increased operating leverage on higher year-over-year core sales.
Water Management
Water Management net sales in the second quarter increased 38% from the prior year to $190 million due to the acquisition of VAG. Core sales were flat year-over-year as market share gains and increased alternative market sales in our non-residential construction end-markets were offset by expected lower shipments to our North American municipal water end-markets.
Water Management Adjusted EBITDA in the second quarter was $31 million and Adjusted EBITDA as a percentage of sales was 16.0% as core margin expansion year-over-year was offset by the mix impact of VAG.
Discontinued Operations
During the second quarter of fiscal 2013, the Company’s Board of Director's approved a plan to divest a non-core engineered chain business located in Shanghai, China within the PMC platform. The Company is currently engaged in an active sale process and expects the transaction to be completed within the next 12 months. The Company recognized a loss from discontinued operations net of tax of $1.1 million in the second quarter of fiscal 2013. Prior year balance sheet and statement of operations amounts have been reclassified to conform to the discontinued operations presentation. The Company will not have continuing involvement after a sale is completed and Management does not believe that the divestiture of this non-core business will have a material impact on the Company's results of operations, financial position, or cash flows.
Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our senior secured credit facilities, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Thursday, November 8, 2012 at 10:00 a.m. Eastern Time to discuss its fiscal 2013 second quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371
International toll #: 847-585-4405
Access Code: 33368802
A live webcast of the call will also be available on the investor relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 12:30 p.m. Eastern Time, November 8, 2012 until 12:30 p.m. Eastern Time, November 22, 2012. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 3336 8802#.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2012 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$499.5	$448.5	$993.1	$918.2
Cost of sales	312.9	289.1	627.8	592.9
Gross profit	186.6	159.4	365.3	325.3
Selling, general and administrative expenses	104.8	85.9	203.8	176.7
Zurn PEX loss contingency	—	—	10.1	—
Restructuring and other similar charges	2.4	—	4.0	—
Amortization of intangible assets	13.3	12.4	26.3	24.9
Income from continuing operations	66.1	61.1	121.1	123.7
Non-operating income (expense):
Interest expense, net	(37.2)	(42.8)	(75.5)	(87.2)
Loss on the extinguishment of debt	—	—	(21.1)	(0.7)
Loss on divestiture	—	(6.9)	—	(6.9)
Other income (expense), net	0.2	(7.6)	0.7	(7.8)
Income from continuing operations before income taxes	29.1	3.8	25.2	21.1
Provision (benefit) for income taxes	8.8	(0.4)	5.6	6.0
Net income from continuing operations	20.3	4.2	19.6	15.1
(Loss) income from discontinued operations, net of tax	(1.1)	0.3	(2.6)	0.6
Net income	$19.2	$4.5	$17.0	$15.7

Net income per share from continuing operations:
Basic	$0.21	$0.07	$0.21	$0.23
Diluted	$0.20	$0.06	$0.20	$0.21
Net (loss) income per share from discontinued operations:
Basic	$(0.01)	$—	$(0.03)	$0.01
Diluted	$(0.01)	$—	$(0.03)	$0.01
Net income per share:
Basic	$0.20	$0.07	$0.18	$0.24
Diluted	$0.19	$0.06	$0.17	$0.22

Weighted-average number of shares outstanding (in thousands):
Basic	95,878	66,724	94,991	66,724
Effect of dilutive stock options	3,868	5,499	4,378	5,195
Diluted	99,746	72,223	99,369	71,919

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Second quarter
(in Millions, except share and per share amounts) (Unaudited)

	Second Quarter Ended		Six Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net income	$19.2	$4.5	$17.0	$15.7
Interest expense, net	37.2	42.8	75.5	87.2
Income tax provision (benefit)	8.8	(0.4)	5.6	6.0
Depreciation and amortization	28.9	26.5	57.0	53.6
EBITDA	94.1	73.4	155.1	162.5

Adjustments to EBITDA
Actuarial loss on pension and postretirement benefit obligation	—	—	0.2	—
Loss on divestiture	—	6.9	—	6.9
Loss (income) from discontinued operations, net of tax	1.1	(0.3)	2.6	(0.6)
Restructuring and other similar costs	2.4	—	4.0	—
Loss on extinguishment of debt	—	—	21.1	0.7
Impact of inventory fair value adjustment	—	0.1	—	0.9
Stock option expense	1.9	0.9	3.5	2.1
LIFO expense	1.2	1.7	2.1	3.1
Zurn PEX loss contingency	—	—	10.1	—
Other (income) expense, net (1)	(0.2)	7.6	(0.7)	7.8
Subtotal of adjustments to EBITDA	6.4	16.9	42.9	20.9
Adjusted EBITDA	$100.5	$90.3	$198.0	$183.4

	Second Quarter Ended		Six Months Ended
Adjusted Net Income and Earnings Per Share	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net income	$19.2	$4.5	$17.0	$15.7
Loss on divestiture	—	6.9	—	6.9
Loss (income) from discontinued operations, net of tax	1.1	(0.3)	2.6	(0.6)
Restructuring and other similar costs	2.4	—	4.0	—
Loss on extinguishment of debt	—	—	21.1	0.7
Impact of inventory fair value adjustment	—	0.1	—	0.9
Stock option expense	1.9	0.9	3.5	2.1
LIFO expense	1.2	1.7	2.1	3.1
Actuarial loss on pension and postretirement benefit obligation	—	—	0.2	—
Zurn PEX loss contingency	—	—	10.1	—
Other (income) expense, net (1)	(0.2)	7.6	(0.7)	7.8
Tax effect on above items	(1.5)	(5.3)	(13.1)	(7.1)
Adjusted net income	$24.1	$16.1	$46.8	$29.5

Weighted-average number of shares outstanding (in thousands)
Basic	95,878	66,724	94,991	66,724
Effect of dilutive stock options	3,868	5,499	4,378	5,195
Diluted	99,746	72,223	99,369	71,919

Adjusted earnings per share - diluted	$0.24	$0.22	$0.47	$0.41
Net income per share - diluted (in accordance with GAAP)	$0.19	$0.06	$0.17	$0.22

(1)
Other income, net for the quarter ended September 29, 2012, consists of foreign currency transaction losses of $0.1 million, loss on sale of assets of $0.1 million and other miscellaneous income of $0.4 million. Other expense, net for the quarter ended October 1, 2011, consists of management fee expense of $0.8 million, foreign currency translation losses of $5.9 million, and miscellaneous other losses of $0.9 million. Other income, net for the first six months of fiscal 2013 was $0.7 million and consisted of management fee expense of $15.0 million to terminate our management agreement with Apollo, foreign currency transaction losses of $4.9 million, a CDSOA recovery of $16.6 million, a $4.1 million gain on the sale of property, plant and equipment and other miscellaneous losses of $0.1 million. Other expense, net for the first six months of fiscal 2012 was $7.8 million and consisted of management fee expense of $1.5 million, foreign currency transaction losses of $5.3 million and other miscellaneous losses of $1.0 million.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive (Loss) Income
(in Millions)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net income	$19.2	$4.5	$17.0	$15.7
Other comprehensive income (loss):
Foreign currency translation adjustments	6.3	(3.8)	(6.4)	(3.3)
Unrealized gain on interest rate derivatives, net of tax	—	1.2	—	1.7
Change in pension and other postretirement defined benefit plans, net of tax	0.3	0.3	0.6	0.6
Other comprehensive income (loss), net of tax	6.6	(2.3)	(5.8)	(1.0)
Total comprehensive income	25.8	2.2	11.2	14.7

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	September 29, 2012	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$440.2	$298.0
Receivables, net	327.9	337.9
Inventories, net	349.3	320.3
Other current assets	54.2	62.1
Total current assets	1,171.6	1,018.3
Property, plant and equipment, net	413.9	419.2
Intangible assets, net	629.1	647.1
Goodwill	1,108.2	1,114.7
Insurance for asbestos claims	42.0	42.0
Other assets	50.7	49.6
Total assets	$3,415.5	$3,290.9
Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of debt	$23.1	$10.3
Trade payables	181.4	215.6
Compensation and benefits	51.9	61.8
Current portion of pension and postretirement benefit obligations	6.4	6.3
Interest payable	38.6	49.9
Other current liabilities	129.1	124.7
Total current liabilities	430.5	468.6

Long-term debt	2,115.6	2,413.4
Pension and postretirement benefit obligations	150.6	160.5
Deferred income taxes	233.5	245.7
Reserve for asbestos claims	42.0	42.0
Other liabilities	34.5	41.5
Total liabilities	3,006.7	3,371.7

Stockholders' equity (deficit):
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 97,506,953 at September 29, 2012 and 67,741,271 at March 31, 2012	1.0	0.7
Additional paid-in capital	776.7	298.6
Retained deficit	(344.6)	(361.6)
Accumulated other comprehensive loss	(17.1)	(11.3)
Treasury stock at cost; 900,904 shares at September 29, 2012 and March 31, 2012	(6.3)	(6.3)
Total Rexnord stockholders' equity (deficit)	409.7	(79.9)
Non-controlling interest	(0.9)	(0.9)
Total stockholders' equity (deficit)	408.8	(80.8)
Total liabilities and stockholders' equity (deficit)	$3,415.5	$3,290.9

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Six Months Ended
	September 29, 2012	October 1, 2011
Operating activities
Net income	$17.0	$15.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	30.7	28.7
Amortization of intangible assets	26.3	24.9
Amortization of deferred financing costs	2.0	3.8
(Gain) loss on dispositions of property, plant and equipment	(4.1)	0.8
Non-cash loss on divestiture	—	4.5
Deferred income taxes	(14.9)	1.9
Other non-cash charges	5.7	18.1
Loss on debt extinguishment	21.1	0.7
Stock-based compensation expense	3.5	2.1
Changes in operating assets and liabilities:
Receivables	3.4	(0.3)
Inventories	(33.4)	(12.4)
Other assets	1.4	(8.7)
Accounts payable	(31.1)	(11.8)
Accruals and other	(19.1)	(31.9)
Cash provided by operating activities	8.5	36.1

Investing activities
Expenditures for property, plant and equipment	(32.5)	(21.9)
Acquisitions, net of cash	—	(18.2)
Loan receivable for financing under New Market Tax Credit incentive program	(9.7)	—
Proceeds from dispositions of property, plant and equipment	5.5	5.6
Proceeds from divestiture, net of transaction costs	—	3.4
Cash used for investing activities	(36.7)	(31.1)

Financing activities
Proceeds from borrowings of long-term debt	1.4	75.0
Repayments of long-term debt	(307.3)	(1.7)
Proceeds from borrowings of short-term debt	7.3	0.3
Repayments of short-term debt	(0.7)	(97.3)
Proceeds from financing under New Market Tax Credit incentive program	14.0	—
Proceeds from issuance of common stock	458.3	—
Proceeds from exercise of stock options	2.3	—
Payment of deferred financing fees	(0.4)	(1.3)
Payment of early redemption premium on long-term debt	(17.6)	—
Excess tax benefit on exercise of stock options	14.6	—
Cash provided by (used for) financing activities	171.9	(25.0)
Effect of exchange rate changes on cash and cash equivalents	(1.5)	(9.2)
Increase (decrease) in cash and cash equivalents	142.2	(29.2)
Cash and cash equivalents at beginning of period	298.0	391.0
Cash and cash equivalents at end of period	$440.2	$361.8

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2013
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$313.9	$309.1			$623.0
Water Management	179.7	190.4			370.1
Corporate	—	—			—
Total	$493.6	$499.5			$993.1

Adjusted EBITDA
Process & Motion Control	$74.2	$77.7			$151.9
Water Management	29.3	30.5			59.8
Corporate	(6.0)	(7.7)			(13.7)
Total	$97.5	$100.5			$198.0

Adjusted EBITDA %
Process & Motion Control	23.6%	25.1%			24.4%
Water Management	16.3%	16.0%			16.2%
Total (including Corporate)	19.8%	20.1%			19.9%

	Fiscal 2012
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$324.7	$310.3	$316.5	$359.2	$1,310.7
Water Management	145.0	138.2	169.4	180.9	633.5
Corporate	—	—	—	—	—
Total	$469.7	$448.5	$485.9	$540.1	$1,944.2

Adjusted EBITDA
Process & Motion Control	$71.5	$73.5	$76.3	$95.6	$316.9
Water Management	27.8	22.9	20.2	25.4	96.3
Corporate	(6.2)	(6.1)	(7.1)	(7.9)	(27.3)
Total	$93.1	$90.3	$89.4	$113.1	$385.9

Adjusted EBITDA %
Process & Motion Control	22.0%	23.7%	24.1%	26.6%	24.2%
Water Management	19.2%	16.6%	11.9%	14.0%	15.2%
Total (including Corporate)	19.8%	20.1%	18.4%	20.9%	19.8%